Exhibit 10.6

Execution Original

POST-CLOSING AUDIT AGREEMENT

BY AND AMONG

NAUTILUS, INC.

AND

LAND AMERICA HEALTH & FITNESS CO., LTD.

MICHAEL C. BRUNO

YANG LIN QING

Dated as of October 17, 2007

POST-CLOSING AUDIT AGREEMENT

THIS POST-CLOSING AUDIT AGREEMENT (hereinafter, “Agreement”), dated as of October 17, 2007, is entered into by and among the following parties (each a “Party” and collectively, the “Parties”):

1. NAUTILUS, INC., a Washington corporation (“Nautilus”);

2. LAND AMERICA HEALTH & FITNESS CO., LTD., a wholly foreign-owned limited liability company duly organized and existing under the laws of the PRC (“Seller”);

3. MICHAEL C. BRUNO (“Bruno” or a “Shareholder”), who together with his spouse, Yang Lin Qing, are the indirect sole shareholders of Seller; and

4. YANG LIN QING (“Yang” or a “Shareholder”), who together with her spouse, Michael C. Bruno, are the indirect sole shareholders of Seller.

PRELIMINARY STATEMENTS

1. The Parties have entered into that certain Asset Purchase Agreement, of even date herewith (the “Land America Asset Purchase Agreement”), pursuant to which Nautilus (Xiamen) Fitness Co., Ltd. (“Buyer”) an enterprise to be formed under the laws of the People’s Republic of China, will purchase the Assets from Seller.

2. This Agreement is the Post-Closing Audit Agreement referred to in the Land America Asset Purchase Agreement.

3. Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Land America Asset Purchase Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

CHAPTER 1

GENERAL PROVISIONS

Article 1.1 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Clause” refer to the specified Article or Clause of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

Article 1.2 Exchange Rate. In determining the U.S. Dollar equivalent of an amount in RMB or vice versa, the exchange rate used shall be the average of the buy and sell exchange rates (or mid-rate) announced by the People’s Bank of China for U.S. Dollars and RMB for the date on or as of which the determination is made.

Article 1.3 Additional Party. Promptly following its formation, Buyer shall be made a party to this Agreement with the same rights and obligations as Nautilus.

CHAPTER 2

CLOSING AUDIT

Article 2.1 Closing Audit. Within sixty (60) calendar days after the Closing Date, Deloitte Touche Tomatsu (“Deloitte”), or other independent auditors approved by Nautilus, will complete an independent audit of Seller’s balance sheet of the Business, as at the Closing Date, and Seller’s statement of income of the Business for the period beginning January 1, 2007 and ending on the Closing Date, together with a determination of the net book value of the After Acquired Assets and the Disposed Assets (each as hereinafter defined) determined in accordance with the provisions of Article 4 and U.S. GAAP (the “Audited Closing Financial Statements”). The fees and expenses of such audit shall be paid by Seller; provided, that Nautilus will reimburse Seller or cause Buyer to reimburse Seller for the incremental audit fees as compared to the fees associated with Seller’s previous statutory audit. Promptly after completion of such audit Seller and Deloitte shall supply Nautilus with copies of the Audited Closing Financial Statements and Deloitte’s opinion thereon (together with the Audited Closing Financial Statements, the “Audit Report”) stating that the Audited Closing Financial Statements have been prepared in accordance with U.S. GAAP on a going concern basis consistently applied.

Article 2.2 Dispute Resolution. The Audited Closing Financial Statements shall be deemed to be and shall be final, binding and conclusive on the Parties; provided, that Nautilus may dispute any amount reflected on the Audited Closing Financial Statements if Nautilus shall notify Seller in writing of the amount of and describe each disputed item within twenty (20) calendar days of Nautilus’s receipt of the Audit Report. In the event of such a dispute, Seller and Nautilus shall attempt to reconcile their differences through friendly negotiations. If Nautilus and Seller are unable to reach such a resolution within twenty (20) calendar days of Seller’s receipt of written notice from Nautilus, Seller and Nautilus shall submit the items in dispute for resolution to an independent accounting firm of international reputation selected by Nautilus and not unreasonably objected to by Seller, which shall within thirty (30) calendar days after submission determine and report to the Parties upon such disputed items, and such report shall be final, binding and conclusive on the Parties; provided, that Seller may dispute any amount reflected on the said report by notifying Nautilus in writing of the amount of and describe each disputed item within twenty (20) calendar days of Seller’s receipt of the report. In such event, Seller and Nautilus shall attempt to reconcile their differences through friendly negotiations but, if the Parties are unable to resolve the dispute within 10 days, the dispute will be submitted to binding arbitration as provided in Section 6.7 herein. The fees and disbursements of the independent accounting firm shall be paid equally by Seller and Nautilus, but any arbitration related fees and expenses shall be paid by Seller. Payment of any amount payable by Seller, Buyer or Nautilus, as the case may be, pursuant any provision of this Agreement shall not be delayed as to undisputed amounts pending the resolution of any or all disputes as provided in this Article 2.2. Amounts in dispute shall be paid by Seller, Buyer or Nautilus, as the case may be, within five (5) calendar days following such resolution.

CHAPTER 3

INVENTORY PURCHASE; INVENTORY PURCHASE PRICE ADJUSTMENT

Article 3.1 Inventory Purchase. Immediately following Closing under the Land America Asset Purchase Agreement, Nautilus shall cause Buyer to purchase from Seller that portion of Seller’s Inventory not otherwise purchased pursuant to the Land America Asset Purchase Agreement. The purchase price for such Inventory (the “Inventory Purchase Price”), subject to adjustment as provided in this Agreement, shall be the RMB equivalent of Four Million Five Hundred Thousand U.S. Dollars (US$4,500,000) and shall be paid by wire transfer of such amount to Seller no later than five (5) Business Days following Closing according to the payment instructions delivered pursuant to the Land America Asset Purchase Agreement. Seller acknowledges that the Purchase Price for the Assets under the Land America Asset Purchase Agreement includes Five Hundred Thousand U.S. Dollars (US$500,000) as the estimated value of the work in process inventory included in Seller’s Inventory as of the Closing Date.

Article 3.2 Adjustment of Inventory Purchase Price. The amount of the Inventory Purchase Price shall be adjusted upwards or downwards in respect of the value of the Inventory (including the work in process Inventory purchased pursuant to the Land America Asset Purchase Agreement) as reflected in the Audited Closing Financial Statements (the “Final Inventory Value”) as follows:

(a) If the Final Inventory Value is greater than US$5,000,000 (FIVE MILLION U.S. DOLLARS), the Purchase Price shall be increased by an amount equal to the difference between the Final Inventory Value and US$5,000,000; and

(b) If the Final Inventory Value is less than US$5,000,000 (FIVE MILLION U.S. DOLLARS), the Purchase Price shall be decreased by an amount equal to the difference between US$5,000,000 and the Final Inventory Value.

Article 3.3 Adjustment of Final Inventory Value. The Final Inventory Value shall be determined on a net basis by deducting the amount of any reserve for obsolete (but not slow moving) inventory, samples or nonsaleable inventory determined in accordance with GAAP and included in the Audited Closing Financial Statements; provided, that the Final Inventory Value shall include without reduction the value of (i) all finished goods manufactured by Seller pursuant to purchase orders submitted by Nautilus and not cancelled or modified in accordance with the terms thereof, (ii) all work-in-process, and (iii) all parts, components and raw materials purchased by Seller at the request of Nautilus in accordance with Article 3.4 below.

Article 3.4 Transitional Purchases of Parts, Components and Raw Materials. Commencing on the date of this Agreement, and subject to the obligation of Nautilus and/or Buyer to purchase such Inventory as set forth herein, Seller agrees to place orders for such parts, components and raw materials as are reasonably projected for use by Buyer in manufacturing products for the Business following the Closing Date; provided, that any purchase order of US$50,000 or greater for such parts, components or raw materials shall be approved in advance by Nautilus. Any such parts, components and raw materials shall be purchased by Buyer at Closing or, if later, upon arrival at Seller’s Xiamen manufacturing facility.

Article 3.5 VAT Invoices and Payment of VAT. On the date of the sale of Inventory pursuant to Article 3.1 hereto, Seller shall deliver to Buyer duly executed VAT invoices for the Inventory purchased pursuant to this Agreement. Nautilus hereby acknowledges and agrees that Buyer shall be responsible for payment of all VAT on the Inventory purchased pursuant to this Agreement and the Land America Asset Purchase Agreement.

CHAPTER 4

FIXED ASSETS VALUE ADJUSTING PAYMENT

Article 4.1 Fixed Assets Value Adjusting Payment. An adjusting payment in respect of the net book value of fixed assets acquired by Seller after December 31, 2006 and included in the Assets acquired by Buyer at Closing as reflected in the Audited Closing Financial Statements (the “After Acquired Assets”) and the net book value of fixed assets disposed of by Seller after December 31, 2006 but prior to Closing (the “Disposed Assets”) shall be determined as follows:

(a) If the net book value of the After Acquired Assets is greater than the net book value of the Disposed Assets, Nautilus or Buyer shall pay Seller an amount equal to the difference between the net book value of the After Acquired Assets and the net book value of the Disposed Assets; and

(b) If the net book value of the After Acquired Assets is less than the net book value of the Disposed Assets, Seller shall pay Nautilus an amount equal to the difference between the net book value of the Disposed Assets and the net book value of the After Acquired Assets.

Article 4.2 Determination of Value of Fixed Assets. For purposes of Article 4.1, (1) the net book value of the After Acquired Assets and the net book value of the Disposed Assets shall be determined in accordance with U.S. GAAP and net of depreciation calculated in a manner consistent with Seller’s 2007 practices for similar assets; (2) fixed assets, for purposes of determining this adjusting payment, shall include only those assets with an original acquisition cost greater than US$12,500 (TWELVE THOUSAND FIVE HUNDRED U.S. DOLLARS); and (3) fixed assets acquired after December 31, 2006 with an original acquisition cost greater than US$30,000 (THIRTY THOUSAND U.S. DOLLARS) shall not be included in the calculation and shall be retained by Seller and not acquired by Buyer, unless Nautilus shall have given advance written approval of the acquisition of such assets or waived such prior approval at Closing.

CHAPTER 5

NET PAYMENT OF INVENTORY PRICE ADJUSTMENT AND FIXED ASSETS

VALUE ADJUSTING PAYMENT

Article 5.1 The payments to be delivered pursuant to Article 3.2 and Chapter 4 above shall be paid on a net basis and, except as provided in Article 2.2, shall be delivered to the Party to whom a net payment is due not later than twenty (20) calendar days after the Audit Report is delivered to Nautilus and Seller.

CHAPTER 6

OTHER PROVISIONS

Article 6.1 Passage of Title and Risk of Loss. Title and risk of loss with respect to the Inventory to be transferred hereunder shall not pass to Buyer until payment is made to Seller in accordance with the terms of this Agreement.

Article 6.2 Waiver, Discharge, etc. This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties hereto by their duly authorized representatives. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

Article 6.3 Notices. Any notice or other communication required or permitted hereunder shall be given in writing and shall be addressed to the relevant Party at the address set forth below or at such other address as such Party may designate by ten Business Days’ advance written notice to the other Parties. Any notice addressed to the relevant Party shall be deemed to have been delivered: (a) if delivered by hand when delivered, (b) if sent by pre-paid United States registered mail, on the fifth (5th) Business Day after the date of posting, (c) if given or made by facsimile, on the following Business Day after the transmission is sent (as long as the sender has a confirmation report specifying the facsimile number of the recipient, the number of pages sent and the date of the transmission) and, (d) if given or made by electronic mail, on the following Business Day after the electronic mail is sent (as long as the sender has confirmation records confirming delivery by the sender and receipt by the recipient of the electronic mail).

Notices and communications shall be delivered as follows:

To Nautilus at:	Nautilus, Inc 16400 SE Nautilus Drive Vancouver, Washington 98683 U.S.A.
Attn: Wayne M. Bolio, Chief Administrative Officer and Senior Vice President, Law
Facsimile: 1 (360) 859-5915
E-mail: wbolio@nautilus.com

with a copy to:	Garvey Schubert Barer 1191 Second Avenue, 18th Floor Seattle, Washington 98101 U.S.A.
Attn: Bruce A. Robertson, Esquire Facsimile: 1 (206) 464-0125 E-mail: brobertson@gsblaw.com

To Seller at:	Land America Health & Fitness Co., Ltd.
25 North 2nd Road, Xiamen, Xinglin
Jimei District Xiamen, China 361022 Attn: Michael C. Bruno
Facsimile: 011 86 592-621-8275

with a copy to:	Reed Brown 2484 Willow Hills Drive Sandy, Utah 84093
Facsimile: 1 (801) 943-1530 E-mail: reed.crb@gmail.com

To Bruno at:	Michael C. Bruno #7 South Guangxing Road
Xinglin District
Xiamen, PRC 361022
Telephone: 011 86 1390 602-5490
E-mail: bruno@laxiamen.com

To Yang at:	Yang Lin Qing #7 South Guangxing Road
Xinglin District
Xiamen, PRC 361022
Telephone: 011 86 1390 602-5490
E-mail: bruno@laxiamen.com

Article 6.4 Public Announcements. No Party shall issue any press release or public announcement in connection with this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties hereto.

Article 6.5 Expenses. Whether the transactions contemplated by this Agreement are consummated or fail to be consummated for any reason whatsoever, each Party shall pay its own expenses and the fees and disbursements of its counsel, accountants and other experts.

Article 6.6 Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, U.S.A., without regard to its conflict of laws principles.

Article 6.7 Arbitration.

(a)Except as provided in Article 2.2, all disputes arising in connection with or relating to this Agreement shall be finally settled by binding arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. The tribunal shall be composed of a sole arbitrator. The arbitration shall be conducted in the English language at San Francisco under the U.S. Federal Arbitration Act.

(b) Any arbitral award rendered shall be final, binding and non-appealable and may be entered and enforced as a judgment with any court having jurisdiction.

(c) To the extent this Article is deemed to be a separate agreement independent from this Agreement, Article 6.6 concerning governing law and Article 6.3 concerning notices are incorporated herein by reference.

(d) Any Party may, without inconsistency with this agreement to arbitrate, seek from a court any provisional remedy that may be necessary to preserve its rights, to protect intellectual property or to prevent the disposal of assets at any time before, during or after the arbitration proceedings.

Article 6.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and the successors or assigns of the Parties, provided that the rights of Seller herein may not be assigned and the rights of Nautilus may only be assigned (without Seller’s and Shareholders’ consent) to an Affiliate of Nautilus (as long as Nautilus shall remain liable hereunder).

Article 6.9 Language; Schedules; Headings; Counterparts. This Agreement is written only in the English language. The headings used in this Agreement are for convenience only and shall not be used in the interpretation of any provision of this Agreement or affect any right or obligation under this Agreement. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Article 6.10 Joint and Several Obligations. The liability of Seller and each Shareholder hereunder shall be joint and several with Seller and with the Shareholders. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Shareholders jointly and severally undertake to cause Seller to take or not take such action, as the case may be.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

NAUTILUS

NAUTILUS, INC.

By:
Signature
Print Name:
Title:

SELLER

LAND AMERICA HEALTH & FITNESS CO., LTD.

By:
Signature
Print Name:
Title:

BRUNO (a Shareholder)

By:
Michael C. Bruno

YANG (a Shareholder)

By:
YANG LIN QING